UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

October 16, 2012

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Peter A. Schnall will be leaving his role as Chief Risk Officer of Capital One Financial Corporation (the “Company”) effective June 1, 2013. Effective as of November 1, 2012, the Company has appointed Kevin Borgmann, currently serving as President of Capital One Auto Finance, as Deputy Chief Risk Officer and expects to appoint Mr. Borgmann as Chief Risk Officer at the time Mr. Schnall leaves the role. Mr. Schnall’s responsibilities through the remainder of his tenure as Chief Risk Officer will include working closely with Mr. Borgmann on a smooth and effective transition. Mr. Schnall has agreed to remain with the Company in a senior advisory role through April 1, 2014, at his current compensation and benefit levels until his departure. Mr. Schnall has also agreed to an expansion and extension of his existing non-competition agreement (“NCA”). In addition to the payments he is already entitled to receive for the first two years after his departure, and so long as Mr. Schnall complies with the terms of the agreement, the NCA provides for payments totaling $5.3 million for an additional three years. Assuming Mr. Schnall remains employed by the Company until April 1, 2014, the NCA will remain in effect until April 1, 2019.

The Company plans to appoint Sheldon F. (“Trip”) Hall, currently serving as a Senior Vice President in the Company’s auto finance business, to the position of President of Capital One Auto Finance, effective November 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: October 16, 2012	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary

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